Exhibit 10.2

AGREED FORM

INVESTOR RIGHTS AGREEMENT

Dated as of [•]

TABLE OF CONTENTS

Page

ARTICLE I GOVERNANCE MATTERS		1
1.1	Composition of the Compo PubCo Board at the Closing	1
1.2	Composition of the Compo PubCo Board Following the Closing	2
1.3	Eligibility Criteria	3
1.4	Board Observer Rights	4
1.5	Board Meeting Expenses	5
1.6	Indemnification	5
1.7	Confidentiality	6
1.8	Voting Agreement	8
1.9	Compo PubCo Board Obligations	8
1.10	Freedom to Pursue Opportunities	8
1.11	Governing Documents	9
1.12	No Liability of the Investor	9
1.13	Preemptive Rights	9
ARTICLE II REPRESENTATIONS AND WARRANTIES		11
2.1	Representations and Warranties of the Investor	11
2.2	Representations and Warranties of Compo PubCo	12
ARTICLE III INFORMATION; ACCESS		13
3.1	Quarterly Financial Statements	13
3.2	Annual Financial Statements	13
3.3	Access	13
ARTICLE IV DEFINITIONS		14
4.1	Defined Terms	14
4.2	Other Defined Terms	17
4.3	Interpretation	18
ARTICLE V MISCELLANEOUS		18
5.1	Term	18
5.2	Notices	19
5.3	Amendments and Waivers	20
5.4	Severability	20
5.5	Counterparts	20
5.6	Entire Agreement; Parties in Interest	20
5.7	Governing Law; Venue; Waiver of Jury Trial	21
5.8	Remedies	21
5.9	Descriptive Headings	21

i

INVESTOR RIGHTS AGREEMENT, dated as of [•] (this “Agreement”), by and between CompoSecure, Inc., a Delaware corporation (“Compo PubCo”) and [•], a [•] (the “Investor”).

W I T N E S S E T H:

WHEREAS, on November 2, 2025, Compo PubCo, Forge New Holdings, LLC, a Delaware limited liability company and wholly-owned subsidiary of Compo PubCo (“Holdings”), 1561604 B.C. Unlimited Liability Company, an unlimited liability company existing under the laws of the Province of British Columbia and a wholly-owned subsidiary of Compo PubCo (“BidCo”), the PE Sellers (as defined in the Transaction Agreement), Husky Technologies Limited, a corporation existing under the laws of the Province of British Columbia, 1561570 B.C. Ltd., a corporation existing under the laws of the Province of British Columbia (“New BC”), Forge US Top, LLC, a Delaware limited liability company (“TargetCo”), Platinum Equity Advisors, LLC, as the Shareholders’ Representative, and the Management Sellers (as defined in the Transaction Agreement) (collectively with the PE Sellers, the “Sellers”) entered into a Share Purchase Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Transaction Agreement”), pursuant to which (i) the PE Sellers sold to Holdings, and Holdings purchased from the PE Sellers, the TargetCo Units and (ii) the Sellers sold to BidCo, and BidCo purchased from the Sellers, the New BC Shares (each as defined in the Transaction Agreement) on the Closing Date on the terms and subject to the conditions set forth in the Transaction Agreement;

WHEREAS, pursuant to and subject to the terms and conditions of the Transaction Agreement, in connection with the closing of the transactions contemplated thereby (the “Closing”), the Investor has received cash and Class A Common Stock, par value $0.0001 per share, of Compo PubCo (the “Compo PubCo Common Stock”); and

WHEREAS, in connection with and pursuant to the Transaction Agreement, each of the parties hereto wishes to set forth in this Agreement certain terms and conditions regarding certain governance matters and the Investor’s ownership of the Shares and to establish certain rights, restrictions and obligations of Compo PubCo and the Investor with respect to the Shares.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

GOVERNANCE MATTERS

1.1           Composition of the Compo PubCo Board at the Closing. As of the Closing, Compo PubCo and the Board of Directors of Compo PubCo (the “Compo PubCo Board”) have taken all action necessary to cause (a) the number of directors constituting each of Class I and Class III directors of the Compo PubCo Board to be increased by one (1), and (b) Louis Samson and Delara Zarrabi, each as designated by the Investor, to be appointed to fill such newly created vacancies on the Compo PubCo Board as the initial Investor Designees hereunder, serving as a Class I director and a Class III director, respectively.

1.2           Composition of the Compo PubCo Board Following the Closing.

(a)            Following the Closing and for so long as the Investor (together with its Affiliates) holds a number of shares of Compo PubCo Common Stock representing at least the percentage of the outstanding shares of Compo PubCo Common Stock shown below, Compo PubCo shall take all Necessary Action to include in the slate of nominees recommended by the Compo PubCo Board for election as directors at any applicable annual or special meeting of stockholders at which directors are to be elected, that number of individuals (including, in the case of any Investor Designee, such Investor Designee), which, assuming all such individuals are successfully elected to the Compo PubCo Board, when taken together with any incumbent Investor Director not standing for election at such annual or special meeting of stockholders, would result in the Investor having the number of directors serving on the Board that is shown below (each, an “Investor Designee”); provided, that so long as the Compo PubCo Board is a classified board, the Investor Directors shall be apportioned in Class I and Class III, or if the number of Investor Directors is decreased to one (1), to the applicable class of the remaining Investor Director after giving effect to the resignation or removal of the other Investor Director:

Percentage of Outstanding Compo PubCo Common Stock	Number of Investor Directors
10% or greater (the “First Ownership Threshold”)	2
Less than 10% but greater than or equal to 5% (the “Second Ownership Threshold”)	1
Less than 5%	0

(b)           The Investor shall notify Compo PubCo of the identity of each proposed Investor Designee, in writing, on or before the time such information is reasonably requested (reasonably in advance), in writing, by the Compo PubCo Board or the Governance Committee of the Compo PubCo Board for inclusion in a proxy statement for a meeting of shareholders, together with all information about each proposed Investor Designee as shall be reasonably requested by the Compo PubCo Board or the Governance Committee of the Compo PubCo Board in connection with the Compo PubCo’s disclosure obligations or in connection with Compo PubCo’s legal, regulatory or stock exchange requirements, which requests shall be of the same type as Compo PubCo requires of all other nominees to the Compo PubCo Board; provided, that in the event the Investor fails to provide any such notice, the applicable individual then serving as the Investor Director of the applicable Class shall be deemed to be the Investor Designee for such meeting. For the avoidance of doubt, the Investor shall not be required to comply with any other advance notice provisions generally applicable to the nomination of directors by Compo PubCo so long as the Investor complies with this Section 1.2(b).

(c)           Except as provided for in Section 1.2 or Section 1.3 and to the extent not inconsistent with Section 141(k) of the General Corporation Law of the State of Delaware and the Compo PubCo’s Governing Documents: (i) the Investor shall have the exclusive right to remove any Investor Director from the Compo PubCo Board and the Compo PubCo Board shall take all Necessary Action to cause the removal of such Investor Director at the request of the Investor, and (ii) the Investor shall have the exclusive right to nominate for election to the Compo PubCo Board directors to fill vacancies created by reason of death, removal or resignation of the Investor Directors (or at any other time at which the number of Investor Directors is less than the number to which the Investor is then entitled), and the Compo PubCo Board and the Investor shall take all Necessary Action to cause any such vacancies to be filled by replacement directors nominated by the Investor (consistent with the other provisions of this Agreement) as promptly as reasonably practicable.

(d)           In furtherance of the foregoing, the Investor agrees that (i) immediately upon the Investor no longer maintaining the First Ownership Threshold, the Investor and Compo Pubco shall take all necessary action to cause one of the Investor Directors to resign or be removed immediately, unless otherwise agreed in writing by Compo Pubco and (ii) immediately upon the Investor no longer maintaining the Second Ownership Threshold, the Investor and Compo Pubco shall take all necessary action to cause all of the Investor Directors to resign or be removed immediately, unless otherwise agreed in writing by Compo Pubco.

(e)            Compo PubCo shall take all Necessary Action to, and shall cause the Compo PubCo Board or the Governance Committee of the Compo PubCo Board to take all Necessary Action to, cause the election of each Investor Designee to the Compo PubCo Board at any applicable annual or special meeting of stockholders at which directors are to be elected (including supporting the Investor Designee for election in a manner no less rigorous and favorable than the manner in which Compo PubCo supports the other nominees that are included in its slate of nominees in accordance with this Agreement). For so long as the Investor has the right to nominate any Investor Designee, the Compo PubCo Board (and any committee thereof) shall not nominate (and Compo PubCo shall not include in the slate that is included in the proxy statement (or consent solicitation or similar document) of Compo PubCo relating to the election of directors) a number of nominees for any election of directors that exceeds the total number of directors on the Compo PubCo Board. The failure of the stockholders of Compo Pubco to elect any Investor Designee shall not affect the rights of the Investor, or the obligation of Compo PubCo or the Compo PubCo Board (including to take Necessary Action), with respect to any future election or appointment of directors to the Compo PubCo Board.

1.3           Eligibility Criteria.

(a)           Each Investor Director shall (i) not be or have been the subject of a conviction or proceeding enumerated in Item 2(d) or (e) of Schedule 13D under the Exchange Act, (ii)  satisfy all applicable requirements and standards for membership on the Compo PubCo Board (but not any committee thereof or any other more specific status) imposed by Applicable Law, the New York Stock Exchange (“NYSE”) or any other national securities exchange on which shares of Compo PubCo Common Stock are then listed and (iii) be reasonably acceptable to the Governance Committee of the Compo PubCo Board, taking into account, among other things, the terms of this Agreement and the Transaction Agreement (such determination to be made by the independent directors of the Compo PubCo Board acting in good faith and consistent with Compo PubCo’s nominating and governance practices (consistently applied) in effect from time to time; provided, that, in the event that the Governance Committee comprises all independent directors, such determination may be made by the Governance Committee) (collectively, the “Eligibility Criteria”); it being understood and agreed by the parties that each of Louis Samson and Delara Zarrabi meets the foregoing Eligibility Criteria. Notwithstanding anything to the contrary in this Article I, the Investor will not be entitled to designate any individual to the Compo PubCo Board pursuant to this Article I if such individual does not satisfy the Eligibility Criteria (taking into account the last clause of the immediately preceding sentence), and the Investor agrees to cause any Investor Director then serving on the Compo PubCo Board to resign from such position promptly upon written notice, setting forth the relevant facts upon which such notice is based, from Compo PubCo to the Investor (which notice and facts underlying such notice are not disputed by the Investor) of such Investor Designee’s failure to satisfy any of the Eligibility Criteria set forth in clause (i), (ii) or (iii) of the first sentence of this Section 1.3(a).

(b)           In the event that the Investor designates any Investor Designee other than Louis Samson or Delara Zarrabi and the Compo PubCo Board or the Governance Committee in the exercise of its reasonable business judgment reasonably determines that any Investor Designee fails to satisfy the Eligibility Criteria, the Compo PubCo Board shall promptly notify the Investor of such designation and Investor will be entitled to designate a replacement Investor Designee for nomination.

1.4           Board Observer Rights.

(a)            For so long as the Investor (collectively with its Affiliates) holds a number of shares of Compo PubCo Common Stock representing at least five percent (5%) of the outstanding shares of Compo PubCo Common Stock, Compo PubCo will permit an individual designated in writing by Investor from time to time (each, an “Observer”) to attend meetings of the Compo PubCo Board as a non-voting observer, and will give such individual notice of such meetings at the same time and in the same manner as notice to the directors. Each Observer shall be entitled to concurrent receipt of any materials provided to the Compo PubCo Board, subject to the confidentiality obligations set forth in Section 1.7. The foregoing notwithstanding, (a) the Compo PubCo Board shall retain the right to exclude an Observer from meetings, discussions and materials (i) to the extent the Compo PubCo Board in the exercise of its reasonable business judgment reasonably believes there to be a material conflict of interest, (ii) with respect to any discussions of disputes between Compo PubCo and the Investor or its Affiliates, and (iii) as necessary, upon advice from counsel to Compo PubCo, to protect attorney-client privilege, (b) the Compo PubCo Board shall retain the right to require the Investor to replace its designated Observer if the Compo PubCo Board in the exercise of its reasonable business judgment reasonably determines that such Observer is not performing his or her duties in a reasonable manner and (c) the right of the Investor to have an Observer at the Compo PubCo Board’s meetings shall not be transferable to any unrelated third party. No Observer, its Affiliates or its or their employees, officers, directors, agents, successors and assigns shall have any fiduciary or similar duty to, or liability for any debt or obligation of, Compo PubCo or to or of any other entity or person whatsoever as a result of this Section 1.4 or any exercise of, or failure to exercise, the rights of an Observer under this Agreement.

(b)            For so long as the Investor is entitled to nominate an Investor Director hereunder, with respect to each committee of the Compo PubCo Board on which an Investor Director does not serve as a member, such committee of the Compo PubCo Board shall allow an Investor Director to participate as a non-voting observer of such committee; provided, however, that if the Investor Director is not an independent director under applicable stock exchange rules and the inclusion of the Investor Director as a non-voting observer would reasonably be expected to have an adverse effect on Compo PubCo or is otherwise in contravention of such rules, the parties hereto will discuss in good faith the implementation of an alternative arrangement to provide the Investor Director with an opportunity to review materials furnished to such committees.

1.5           Board Meeting Expenses and Board Compensation.

(a)           Compo PubCo shall pay all reasonable reimbursable out-of-pocket costs and expenses (including, but not limited to, travel and lodging) incurred by each member of the Compo PubCo Board, and by each Observer (if any), incurred in the course of his or her service hereunder, including in connection with attending regular and special meetings of the Board, any board of directors or board of managers of each of Compo PubCo’s Subsidiaries and/or any of their respective committees.

(b)           Except to the extent that the Investor may otherwise notify Compo PubCo, each Investor Director shall be entitled to compensation (including equity awards) that is consistent with the compensation received by other non-employee directors of the Compo PubCo Board; provided, that at the election of an Investor Director, any such compensation shall be paid to the Investor or any Affiliate thereof specified by such Investor Director rather than to such Investor Director.

1.6           Indemnification. Compo PubCo shall obtain and maintain customary director and officer indemnity insurance on reasonable terms. Compo PubCo hereby acknowledges that the Investor Directors may have certain rights to indemnification, advancement of expenses and/or insurance provided by the Investor or one or more of its Affiliates (collectively, the “Affiliate Indemnitors”). Compo PubCo, on its own behalf and on behalf of any of its Subsidiaries that provides indemnification: (a) shall be the indemnitor of first resort with respect to any Investor Director (i.e., its obligations to an Investor Director shall be primary and any obligation of any Affiliate Indemnitor to advance expenses or to provide indemnification for the same expenses or liabilities incurred by an Investor Director shall be secondary); (b) shall be required to advance the full amount of expenses incurred by an Investor Director and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement or any other agreement between Compo PubCo and an Investor Director, without regard to any rights an Investor Director may have against any Affiliate Indemnitor or its insurers; (c) irrevocably waives, relinquishes and releases the Affiliate Indemnitors from any and all claims against the Affiliate Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof; and (d) agrees that no advancement or payment by the Affiliate Indemnitors on behalf of an Investor Director with respect to any claim for which such indemnitee has sought indemnification from Compo PubCo shall affect the foregoing and the Affiliate Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such indemnitee against Compo PubCo and its applicable Subsidiary, if any. In addition to any other indemnification rights that the directors have pursuant to the Governing Documents of Compo PubCo, each person nominated by the Investor to serve on the Compo PubCo Board shall have the right to enter into, and Compo PubCo agrees to enter into, an indemnification agreement in a form consistent with Compo PubCo’s indemnification agreements entered into with other non-employee directors of the Compo PubCo Board.

1.7           Confidentiality.

(a)            The Investor hereby agrees that all Confidential Information with respect to Compo PubCo, its Subsidiaries and its and their businesses, finances and operations shall be kept confidential by the Investor, each Investor Director and each Observer (if any) and shall not be disclosed by the Investor, any Investor Director or any Observer (if any) in any manner whatsoever, except as expressly permitted by this Section 1.7(a). Notwithstanding the preceding sentence or anything else to the contrary in this Agreement, any Confidential Information may be disclosed:

(i)              by an Investor Director or Observer (if any) to the Investor or any of its Affiliates;

(ii)             by the Investor to any of its Affiliates, any Investor Director or Observer (if any);

(iii)            by (x) an Investor Director or Observer (if any) to any of their respective authorized representatives (including attorneys, accountants, consultants, bankers and financial advisors) or (y) the Investor to its or any of its Affiliates’ respective directors, officers, employees and authorized representatives (including attorneys, accountants, consultants, bankers and financial advisors thereof) (each of the Persons described in the foregoing clauses (x) and (y), a “Representative”), in each case, solely if and to the extent any Representative needs to be provided such Confidential Information to enable or assist the Investor Director, Observer (if any) or the Investor (or any of its Affiliates) in evaluating or reviewing its investment in Compo PubCo, including in connection with the disposition thereof, or serving as an Investor Director or Observer, as applicable, and such Confidential Information shall only be used by the Investor Director, Observer (if any) or the Investor (or any of its Affiliates) and their respective Representatives for such purposes. The Investor shall be responsible for any breach of this Section 1.7(a) by the Investor Director, Observer (if any), any of the Investor’s Affiliates or any Representative to the same extent as if such breach had been committed by the Investor; provided, that each of the Investor Director, Observer (if any) and the Investor shall (and the Investor shall cause its Affiliates to) direct their respective Representatives to maintain adequate procedures to prevent any Confidential Information from being used in connection with the purchase or sale of securities of Compo PubCo in violation of Applicable Law or Applicable Regulations;

(iv)            by the Investor, to any prospective purchaser of any shares of Compo PubCo Common Stock from the Investor as long as such prospective purchaser agrees to be bound by the provisions of this Section 1.7 as if the Investor;

(v)             by the Investor, to any Affiliate, partner, member, limited partners or related investment fund of the Investor and their respective directors, employees, consultants and representatives, in each case in the ordinary course of business (provided that the recipients of such confidential information are subject to a customary confidentiality and non-disclosure obligation at least as restrictive as the confidentiality obligations under this Section 1.7 as applied to the Investor);

(vi)            by an Investor Director, Observer (if any), Investor or any of the Investor’s Affiliates, or any of their respective Representatives to the extent Compo PubCo consents in writing to such disclosure;

(vii)           by the Investor Director, Observer (if any), Investor or any of the Investor’s Affiliates, or any of their respective Representatives to the extent that any such Person has received advice from its counsel (which may be internal counsel) that it is required to do so to comply with Applicable Law, Applicable Regulations or any other legal, regulatory or administrative process; provided, that prior to making such disclosure, the Person intending to make such disclosure uses its commercially reasonable efforts to preserve the confidentiality of the Confidential Information to the extent permitted by Applicable Law, including, to the extent permitted by Applicable Law and reasonably practicable under the circumstances, by (x) consulting with Compo PubCo regarding such disclosure and (y) if requested by Compo PubCo, reasonably cooperating with Compo PubCo (at Compo PubCo’s sole cost and expense) in seeking a protective order to limit the scope of the required disclosure; provided, further, that the Person making such disclosure shall use its commercially reasonable efforts to disclose only that portion of the Confidential Information as is, based on the advice of its counsel, legally required and to obtain assurances that confidential treatment will be afforded to any Confidential Information so disclosed; provided, further, that, notwithstanding the foregoing, no notification or consultation shall be required in respect of any disclosure made in response to any routine examination by any banking, financial, securities or similar regulatory or Governmental Authority exercising its supervisory, examination or audit functions over the Person intending to make such disclosure in the ordinary course of business so long as such audit or examination is not targeted at Compo PubCo; and

(viii)          by an Investor Director, Observer (if any) and Investor, as may be reasonably determined to be necessary in connection with the enforcement of their rights in connection with this Agreement.

(b)            For the avoidance of doubt, in the event of a breach or threatened breach of the obligations under this Section 1.7 by the Investor Director, Observer (if any), the Investor or any of their respective Representatives, Compo PubCo, in addition to all other available remedies, shall be entitled to seek specific performance to enforce the provisions of this Section 1.7 in accordance with Section 5.8.

1.8           Voting Agreement. For so long as the Investor has the right to designate at least one (1) director for nomination under this Agreement, the Investor hereby agrees to vote, or cause to be voted, all shares of Compo PubCo Common Stock Owned Beneficially or of record by the Investor, or over which the Investor maintains voting control, directly or indirectly, in such manner as may be necessary or advisable in support of, or to implement, maintain, or protect the various matters set forth in, and the intent of, this Article I, whether at an annual or special meeting of stockholders of Compo PubCo or pursuant to any written consent of the stockholders of Compo PubCo.

1.9           Compo PubCo Board Obligations. Any breach by the Compo PubCo Board, or any committee of the Compo PubCo Board, of its obligations under this Article I shall be deemed a breach by Compo PubCo of its obligations hereunder.

1.10         Freedom to Pursue Opportunities.

(a)            Compo PubCo acknowledges and understands that each Investor Director, each Observer (if any) and the Investor and its Affiliates and its and their directors, officers and agents (each an, “Identified Person”), from time to time review the business plans and related proprietary information of many enterprises, including enterprises that may have products or services that compete directly or indirectly with those of Compo PubCo and its Subsidiaries, and may trade in the securities of such enterprises. Nothing in this Agreement shall preclude or in any way restrict any Identified Person from investing or participating in any particular enterprise, or trading in the securities thereof, whether or not such enterprise has products or services that compete with those of Compo PubCo and its Subsidiaries and, to the fullest extent permitted by Applicable Law, no such Identified Person shall be liable to Compo PubCo or its stockholders or to any Affiliate of Compo PubCo for breach of any fiduciary duty solely by reason of the fact that such person engages in any such activities, and Compo PubCo hereby waives on its own behalf and on behalf of its Subsidiaries, in perpetuity, any and all claims that it now has or may have in the future, and agree not to initiate any litigation or any other cause of action (whether or not in a court of competent jurisdiction) in respect of any such waived claims, or otherwise on the basis of, or in connection with, the doctrine of corporate opportunity (or any similar doctrine); provided, that if Compo PubCo and the Investor (or any of the Investor’s Affiliates) are, to the Investor’s knowledge, considering the same transaction, the Investor will promptly notify Compo PubCo of its (or its relevant Affiliate’s) interest in such transaction and, if requested by the Compo PubCo Board, cause each of the Investor Directors to recuse himself or herself from all Compo PubCo Board discussions and activities relating to such transaction.

(b)           To the fullest extent permitted from time to time by the laws of the State of Delaware, Compo PubCo hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity that may be a corporate opportunity for an Identified Persons and Compo PubCo or any of its Affiliates. In the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity that may be a corporate opportunity for itself, herself or himself, or any of its or his or her Affiliates, and Compo PubCo or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to Compo PubCo or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to Compo PubCo or its stockholders or to any Affiliate of Compo PubCo for breach of any fiduciary duty as a stockholder, director or officer of Compo PubCo solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person. For so long as this Agreement is in effect, Compo PubCo shall not, and shall not permit the Compo PubCo Board to, rescind or retract the Necessary Authorizations, or take any other action that would reduce or eliminate the renunciation or waivers included in the Necessary Authorization with respect to any Identified Person.

1.11         Governing Documents. Compo PubCo and the Compo PubCo Board shall take or cause to be taken all lawful action necessary to ensure at all times that Compo PubCo’s certificate of incorporation, bylaws, committee charters or similar governing documents (“Governing Documents”), director qualification standards and all other rules, policies and guidelines applicable to members of the Compo PubCo Board are consistent in all but de minimis respects with the provisions of this Agreement.

1.12         No Liability of the Investor. Neither the Investor nor any of its Affiliates shall have any liability as a result of designating a person for nomination for election as a director for any act or omission by such designated person in his or her capacity as a director of Compo PubCo, nor as a result of voting for any such designated nominee in accordance with the provisions of this Agreement.

1.13         Preemptive Rights.

(a)           If Compo PubCo proposes to issue any Equity Securities (the “New Securities”) for cash (each, a “Capital Raising Transaction”), excluding New Securities issued (i) in connection with the exercise of equity awards issued pursuant to equity incentive plans or other management equity programs approved by the Compo PubCo Board or Compo PubCo’s manager, (ii) in connection with the exercise of warrants issued in connection with an arms-length business acquisition of or by Compo PubCo or its Affiliates, (iii) to the public in a firm commitment underwriting pursuant to a registration statement filed under the Securities Act, (iv) as consideration in connection with a business combination, acquisition transaction, partnership, joint venture or similar strategic transaction, in each case, involving Compo PubCo or its subsidiaries, (v) in connection with a reclassification, recapitalization, exchange, stock split (including a reverse stock split), combination or readjustment of shares or any stock dividend or other distribution or similar transaction, or (vi) upon conversion or exercise of any security convertible into or exercisable for any Equity Securities, provided that such convertible or exercisable security were issued in accordance with the terms of this Agreement, the Investor, for so long the Investor (together with its Affiliates) maintains the First Ownership Threshold (as determined immediately prior to such issuance), shall have the right to purchase, in whole or in part, a number of New Securities equal to its Pro Rata Portion with respect to such issuance on the same terms and at an all-cash purchase price per New Security equal to the price per share at which such shares are offered and sold in such Capital Raising Transaction (net of any underwriting discounts, commissions or similar sale expenses) (the “Exercise Price”) in accordance with this Section 1.13 (the “Capital Raising Preemptive Right”).

(b)           Compo PubCo shall give written notice (a “Capital Raising Issuance Notice”) to the Investor of any proposed issuance described in Section 1.13(a) no later than ten (10) Business Days prior to the launch of the offering (or, if Compo PubCo has determined to launch such an offering within less than ten (10) Business Days, as promptly as practicable after Compo PubCo has determined to pursue such offering, but no later than three (3) Business Day prior to such launch). The Capital Raising Issuance Notice shall set forth the material terms and conditions of the proposed issuance, including:

(i)               the number (which number shall not, except to the extent otherwise specified in such notice, be increased by the amount of New Securities to be purchased by the Investor pursuant to the exercise of their Capital Raising Preemptive Rights) or, if such number has not yet been determined, the basis on which the Pro Rata Portion will be determined and description of the New Securities to be issued and the Pro Rata Portion of the Investor;

(ii)             the anticipated date or range of dates of the issuance;

(iii)            the cash purchase price per New Security; and

(iv)            the anticipated Exercise Price.

(c)           The Investor’s Capital Raising Preemptive Right shall be exercisable by delivery of written notice to Compo PubCo no later than ten (10) Business Days after receipt of the Capital Raising Issuance Notice, but in any event, no later than the second (2nd) Business Day prior to the settlement date of such Capital Raising Transaction, specifying the number of New Securities to be purchased by the Investor (such number to be less than or equal to its Pro Rata Portion). The closing of such purchase by the Investor shall be consummated concurrently with the consummation of the Capital Raising Transaction, subject only to (i) the consummation of the Capital Raising Transaction and (ii) the satisfaction or waiver by the Investor of the conditions set forth in Sections 1.13(d) and 1.13(e).

(d)           Upon the date of any Capital Raise Issuance Notice and the date of the applicable Preemptive Share Purchase by the Investor, as applicable, Compo PubCo shall be deemed to represent and warrant to the Investor, as of such date, that (i) Compo PubCo is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power and authority to consummate the Preemptive Share Purchase; (ii) the Compo PubCo Board has granted the Section 16 Exemption with respect to the acquisition of the New Securities by Investor in connection with the Preemptive Share Purchase; and (iii) the New Securities to be issued to Investor in connection with the Preemptive Share Purchase have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable. Upon the exercise of the Capital Raising Preemptive Rights, the Investor shall be deemed to represent and warrant to Compo PubCo, as of the date of such exercise and as of the date of the consummation of the applicable issuance to the Investor, (i) that all of the representations and warranties made by the Investor in Section 2.1 are true and correct, and (ii) that the Investor has performed all of its obligations hereunder. Each party to any purchase pursuant to Section 1.13(e) agrees to use its reasonable best efforts to cause the conditions to such closing to be satisfied.

(e)           Subject to Section 1.13(c), the Preemptive Share Purchase Closing shall take place at such time and at such place as the applicable parties mutually agree. The obligations the Investor to consummate the Preemptive Share Purchase pursuant to this Section 1.13 shall be subject to the following conditions:

(i)             Any applicable waiting period (or extensions thereof) under the HSR Act applicable to the Preemptive Share Purchase shall have expired or been terminated; and

(ii)            No Law, order, judgment or injunction (whether preliminary or permanent) issued, enacted, promulgated, entered or enforced by a court of competent jurisdiction or other Governmental Authority restraining, prohibiting or rendering illegal the consummation of the Preemptive Share Purchase, as applicable, by this Agreement is in effect;

provided, that, Compo PubCo shall deliver an officer’s certificate at the applicable date of each Preemptive Share Purchase Closing to the Investor certifying that the representations deemed made by Compo PubCo at such closing are true and correct in all respects, and the Investor shall deliver an officer’s certificate at the applicable date of each Preemptive Share Purchase Closing to Compo PubCo certifying that the representations made by the Investor at such closing are true and correct in all respects and that the condition set forth in clause (i) of the penultimate sentence of Section 1.13(d) above has been satisfied (or, if any such representation is inaccurate or such condition has not been satisfied, a reasonably detailed description as to the reasons for such inaccuracy or the failure of the condition shall be included in such certificate). For the avoidance of doubt, if any conditions set forth in this 1.13 are not satisfied, the Investor shall have no obligation to complete the Preemptive Share Purchase Closing, as the case may be.

(f)            So long as the Investor has the right to designate an Investor Director, the Compo PubCo Board shall take such action as is necessary to cause the exemption of the Preemptive Share Purchase by the Investor from the liability provisions of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 (each, a “Section 16 Exemption”).

(g)           Notwithstanding anything in this Section 1.13 to the contrary, Compo PubCo will not be deemed to have breached this Section 1.13 if (i) the Compo PubCo Board or Compo PubCo’s manager determines that it is reasonably necessary for Compo PubCo to issue any New Securities without previously complying with the provisions of this Section 1.13, so as to be able to raise capital in a situation of financial distress (as reasonably determined by the Compo PubCo Board or Compo PubCo’s manager) where a delay in obtaining such funding would seriously jeopardize the financial viability of Compo PubCo (as reasonably determined by the Compo PubCo Board or Compo PubCo’s manager) and (ii) not later than thirty (30) Business Days following the issuance of any New Securities in contravention of this Section 1.13, Compo PubCo or the transferee of such New Securities offers to sell a portion of such New Securities to the Investor so that, taking into account such previously issued securities and any such New Securities, the Investor will have had the right to purchase or subscribe for securities in a manner consistent with the terms and upon same economic and other terms provided for in this Section 1.13.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1           Representations and Warranties of the Investor. The Investor hereby represents and warrants to Compo PubCo as follows:

(a)           The Investor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The Investor has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

(b)           The execution and delivery by the Investor of this Agreement and the performance by the Investor of its obligations under this Agreement do not and will not conflict with or violate any provision of, or require the consent or approval of any Person (except for any such consents or approvals which have been obtained) under, (x) Applicable Law or Applicable Regulations, (y) its Governing Documents or (z) any material contract or agreement to which it is a party.

(c)           The execution and delivery by the Investor of this Agreement and the performance by the Investor of its obligations under this Agreement have been duly authorized by all necessary corporate or other analogous action on its part and does not require any corporate or other action on the part of any trustee or beneficial or record owner of any equity interest in it, other than those which have been obtained prior to the date hereof and are in full force and effect.

(d)           This Agreement has been duly executed and delivered by the Investor and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

2.2          Representations and Warranties of Compo PubCo. Compo PubCo hereby represents and warrants to the Investor as follows:

(a)            Compo PubCo is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Compo PubCo has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

(b)           The execution and delivery by Compo PubCo of this Agreement and the performance by Compo PubCo of its obligations under this Agreement do not and will not conflict with or violate any provision of, or require the consent or approval of any Person (except for any such consents or approvals which have been obtained) under, (x) Applicable Law or Applicable Regulations, (y) its Governing Documents or (z) any material contract or agreement to which it is a party.

(c)           The execution and delivery by Compo PubCo of this Agreement and the performance by Compo PubCo of its obligations under this Agreement have been duly authorized by all necessary corporate action on its part and on the part of the Compo PubCo Board, including with respect to the renouncing interests and expectancies under Section 1.10 hereof (the “Necessary Authorizations”) and does not require any corporate or other action on the part of any trustee or beneficial or record owner of any equity interest in it, other than those which have been obtained prior to the date hereof and are in full force and effect.

(d)           This Agreement has been duly executed and delivered by Compo PubCo and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of Compo PubCo, enforceable against Compo PubCo in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

ARTICLE III

TRANSFER RESTRICTIONS

3.1           Lock-up Period. Investor shall not Transfer any shares of Compo PubCo Common Stock acquired by Investor pursuant to the Transaction Agreement during the Lock-Up Period.

3.2           Permitted Transfers. Notwithstanding the foregoing, Investor may Transfer any or all of its Compo PubCo Common Stock: (i) to its affiliates; (ii) in the event of Compo PubCo’s liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of Compo PubCo’s stockholders having the right to exchange their shares of Compo PubCo Common Stock for cash, securities or other property; or (iii) by distribution to partners, members or stockholders of Investor, or to any corporation, partnership or other entity that controls, is controlled by or is under common control with Investor; provided, however, that (x) it shall be a condition to any such Transfer pursuant to clause (i) or (iii) that the transferee execute an agreement stating that the transferee is receiving and holding the securities subject to the provisions of, and agrees to be bound by the restrictions on Transfer set forth in, this Article III and (y) any purported Transfer pursuant to clauses (i) and (iii) that does not meet the conditions set forth in clause (x) shall be void ab initio.

ARTICLE IV

INFORMATION; ACCESS

4.1          Quarterly Financial Statements. Concurrently with the distribution of the Compo PubCo’s quarterly financial statements to the audit committee of the Compo PubCo Board for review, for so long as the Investor has the right to designate at least one (1) director for nomination under this Agreement, Compo PubCo shall deliver to the Investor an unaudited balance sheet of Compo PubCo as of the last day of each of the first three (3) fiscal quarters of each fiscal year and the related unaudited consolidated statements of income, stockholders equity and cash flows for such fiscal quarter and for the fiscal year-to-date period then ended, including any related notes thereto, if available.

4.2          Annual Financial Statements. Concurrently with the distribution of the Compo PubCo’s annual financial statements to the audit committee of the Compo PubCo Board for review, for so long as the Investor has the right to designate at least one (1) director for nomination under this Agreement, Compo PubCo shall deliver to the Investor an audited balance sheet of Compo PubCo as of the end of such fiscal year and the related audited consolidated statements of income, stockholders equity and cash flows for such fiscal year, including any related notes thereto.

4.3          Access. For so long as the Investor has the right to designate at least one (1) director for nomination under this Agreement and subject to the confidentiality obligations set forth in Section 1.7, Compo PubCo shall, and shall cause its Subsidiaries to, permit the Investor and its respective designated representatives, at reasonable times and upon reasonable prior notice to Compo PubCo, to review the books, records, contracts and agreements of Compo PubCo or any of such Subsidiaries and to discuss the affairs, finances and condition of Compo PubCo or any of such Subsidiaries with the officers of Compo PubCo or any such Subsidiary. For so long as the Investor has the right to designate at least one (1) director for nomination under this Agreement, Compo PubCo shall, and shall cause its Subsidiaries to, provide the Investor, in addition to other information that might be reasonably requested by the Investor from time to time: (a) direct access to the Compo PubCo’s auditors and officers; (b) copies of all materials provided to the Compo PubCo Board at the same time as provided to the Board; (c) access to appropriate officers and directors of Compo PubCo at such times as may be requested by the Investor with respect to matters relating to the business and affairs of Compo PubCo and its Subsidiaries; (d) information in advance with respect to any significant corporate actions, including, without limitation, extraordinary dividends, mergers, acquisitions or dispositions of assets, issuances of significant amounts of debt or equity and material amendments to the certificate of incorporation or bylaws of Compo PubCo or any of its respective Subsidiaries; and (e) to the extent otherwise prepared by Compo PubCo, operating and capital expenditure budgets and periodic information packages relating to the operations and cash flows of Compo PubCo and its Subsidiaries. For so long as the Investor has the right to designate at least one (1) director for nomination under this Agreement, Compo PubCo shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to provide the Investor access to “Growth Days” and any other substantive meetings that take place between Compo PubCo’s officers, directors and employees, on the one hand, and one or more members of the Compo PubCo Board or any stockholder of Compo PubCo, on the other hand.

ARTICLE V

DEFINITIONS

5.1           Defined Terms. Capitalized terms when used in this Agreement have the following meanings:

“Compo PubCo” has the meaning set forth in the Preamble.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control” when used with respect to any Person, unless otherwise specified, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have correlative meanings; provided, however, that for the avoidance of doubt, the Investor shall not be deemed an Affiliate of Compo PubCo or any of its Subsidiaries for purposes of this Agreement.

“Applicable Law” means, with respect to any Person, all applicable U.S., non-U.S. or transnational federal, state or local Laws.

“Applicable Regulations” means applicable laws and national security exchange regulations that apply to Compo PubCo.

“Beneficial Owner”, “Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such rule is actually applicable in such circumstance).

“Commission” means the Securities and Exchange Commission or any other federal agency administering the Securities Act.

“Company” has the meaning set forth in the Preamble.

“Confidential Information” means all confidential and/or non-public information (irrespective of the form of communication,) obtained by or on behalf of the Investor or its Representatives from or on behalf of Compo PubCo or its Representatives pursuant to this Agreement, other than information which (i) was or becomes generally available to the public other than as a result of a breach of this Agreement by the Investor or any of its Representatives, (ii) was or becomes available to the Investor or any of its Representatives on a non-confidential basis from a source other than Compo PubCo or its Representatives; provided that the source thereof is not known by the Investor or its Representatives to be bound by an obligation of confidentiality to Compo PubCo or its Subsidiaries in respect of such information, or (iii) is independently developed by the Investor or its Representatives without the use of or reference to any such information that would otherwise be Confidential Information hereunder.

“Equity Securities” means any equity securities of Compo PubCo or securities convertible into or exercisable or exchangeable for equity securities of Compo PubCo.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Governance Committee” means the Nominating and Corporate Governance Committee of Compo PubCo.

“Governmental Authority” means any federal, national, state, local, cantonal, municipal, international or multinational government or political subdivision thereof, governmental department, commission, board, bureau, agency, taxing or regulatory authority, instrumentality or judicial or administrative body, or arbitrator or SRO, having jurisdiction over the matter or matters in question.

“Investor Designee” means, at any applicable time, an individual designated in writing by the Investor for election or appointment to the Compo PubCo Board.

“Investor Director” means an Investor Designee who, at the applicable time, is a member of the Compo PubCo Board.

“Laws” means laws, statutes, binding Orders, rules, and regulations, ordinances, directives, treaties, rules of common law and rules of any applicable SRO.

“Lock-up Period” means the period ending on the earlier of (i) the 90th day following the date hereof, and (ii) the date on which the Compo PubCo notifies the Investor that the Lock-up Period has terminated.

“Necessary Action” means, with respect to a specified result, all actions, to the fullest extent permitted by applicable law, necessary to cause such result, including, without limitation, to the extent applicable: (a) recommending that the stockholders of Compo PubCo approve such result; (b) causing the Compo Pubco Board to recommend that the stockholders of Compo Pubco approve such result; (c) voting or providing a written consent or proxy with respect to the Compo PubCo Common Stock; (d) causing the adoption of amendments to the Governing Documents; (e) executing agreements and instruments; and (f) making, or causing to be made, with any Governmental Authority, all filings, registrations or similar actions that are required to achieve such result.

“Order” means any order, writ, decree, judgment, award, decision, injunction, ruling, settlement, verdict, consent decree, compliance order, civil or administrative order, or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Authority or arbitrator (in each case, whether temporary, preliminary or permanent).

“Person” an individual, firm, body corporate (wherever incorporated), partnership, limited liability company, association, joint venture, trust, foundation, works council or employee representative body (whether or not having separate legal personality) or other entity or organization, including a Governmental Authority.

“Preemptive Share Purchase” means the exercise of the Capital Raising Preemptive Right.

“Preemptive Share Purchase Closing” means closing of the Preemptive Share Purchase.

“Pro Rata Portion” means, with respect to the Investor, for any issuance of New Securities, the number of New Securities equal to the product of (a) the total number of New Securities to be issued by Compo PubCo in such issuance (including any securities to be issued to all stockholders of Compo PubCo) and (b) the percentage of outstanding Compo PubCo Common Stock held by the Investor and its Affiliates on such issuance date (immediately prior to any such issuance of New Securities).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shares” means the shares of Compo PubCo Common Stock issued to the Investor pursuant to the Transaction Agreement (as adjusted for any stock split, reverse stock split, stock dividend, subdivision, reclassification, recapitalization, exchange or similar reorganization of shares).

“SRO” means (i) any “self-regulatory organization” as defined in Section 3(a)(26) of the Exchange Act, (ii) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market, or (iii) any other securities exchange.

“Subsidiary” means, with respect to any Person, another Person with respect to which the first Person holds, directly or indirectly, (a) an amount of the voting securities, other voting ownership or voting partnership interests sufficient to elect at least a majority of its board of directors or other governing body or (b) more than fifty (50%) of the equity interests.

“Transfer” means the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any security; (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise; or (c) public announcement of any intention to effect any transaction specified in the preceding clauses (a) or (b).

“Voting Securities” means shares of Compo PubCo Common Stock and any other securities of Compo PubCo entitled to vote generally in the election of directors of Compo PubCo.

5.2           Other Defined Terms.

Term	Section
Affiliate Indemnitors	1.6
Agreement	Preamble
BidCo	Recitals
Closing	Recitals
Company	Recitals
Compo PubCo	Preamble
Compo PubCo Board	1.1
Compo PubCo Common Stock	Recitals
Delaware Courts	5.7(a)
Eligibility Criteria	1.3(a)
Governing Documents	1.11
Holdings	Recitals
Investor	Preamble
Investor Designee	1.2(a)
NYSE	1.3(a)
Observer	1.4
Representative	1.7(a)(iii)
TargetCo	Recitals
Transaction Agreement	Recitals

5.3           Interpretation. Whenever used: the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” and the words “hereof,” “hereunder” and “herein” and similar words shall be construed as references to this Agreement as a whole and not limited to the particular provision of the Article or Section in which the reference appears. Unless the context otherwise requires, references herein: (x) to Articles and Sections mean the Articles and Sections of this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute, rule or regulation means such statute, rule or regulation as amended or supplemented from time to time and includes any successor legislation thereto and any rules or regulations promulgated thereunder. References to “$” or “dollars” means United States dollars. Any reference in this Agreement to any gender shall include all genders. The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. The headings and captions herein are for convenience of reference only and do not affect the construction or interpretation of any of the provisions hereof. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if.” The word “or” when used in this Agreement is not exclusive. If, and as often as, there is any change in the outstanding shares of Compo PubCo Common Stock by reason of any stock split, reverse stock split, stock dividend, subdivision, reclassification, recapitalization or exchange or similar reorganization of shares, appropriate adjustment shall be made in the provisions of this Agreement so as to fairly and equitably preserve, as far as practicable, the rights and obligations set forth herein that continue to be applicable on the date of such change. Any reference to “written” or “in writing” refers to printing, typing and other means of reproducing words (including electronic media) in a visible form, including e-mail. To the extent that this Agreement requires an Affiliate or Subsidiary of any party to take or omit to take any action, such covenant or agreement includes the obligation of such party to cause such Affiliate or Subsidiary to take or omit to take such action. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The word “party” is to be deemed to refer to a party hereto, unless the context requires otherwise.

ARTICLE VI

MISCELLANEOUS

6.1          Term. This Agreement will be effective as of the date hereof and, except as otherwise set forth herein, will continue in effect thereafter until the first date on which the Investor ceases to Beneficially Own any Voting Securities; provided, however, that Section 1.7 (Confidentiality) shall survive for one (1) year following the termination of this Agreement and Section 2.1 (Representations and Warranties of the Investor), Section 2.2 (Representation and Warranties of Compo PubCo), respectively, ARTICLE V (Definitions) and this ARTICLE VI (Miscellaneous) shall survive any termination of this Agreement indefinitely.

6.2           Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via email (provided the sender does not receive email notification of failed transmission or delivery) to the applicable parties hereto at the following addresses, as applicable (or at such other address for a party as shall be specified by like notice):

(a)            if to Compo PubCo, to:

CompoSecure, Inc.
309 Pierce Street
Somerset, NJ 08873
Attention: Thomas R. Knott, Chief Investment Officer
Email: [***]

with a copy (which shall not be considered notice) to:

Paul, Weiss, Rifkind Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention:	Scott Barshay; Laura C. Turano
Telephone No.:	(212) 373-3000
Email:	sbarshay@paulweiss.com;
lturano@paulweiss.com

(b)           if to the Investor, to:

[•]

[•]

Attention:	[•]
Email:	[•]

with a copy (which shall not be considered notice) to:

Latham & Watkins LLP

555 Eleventh Street, NW

Suite 1000

Washington, D.C. 20004-1304

Attention:	David Brown; Victoria VanStekelenburg
Telephone No.:	(202) 637-2200
Email:	David.Brown@LW.com;
Victoria.VanStekelenburg@lw.com

6.3          Amendments and Waivers. Subject to the provisions of applicable Laws, this Agreement may be amended at any time by the parties hereto by, and only by, an instrument in writing signed on behalf of each of the parties. In the event any Applicable Regulations come into force or effect (including by amendment), including any applicable rules of a national securities exchange upon with the Compo PubCo Common Stock is registered, or of the Commission, which conflicts with the terms and conditions of this Agreement, the parties shall negotiate in good faith to revise the Agreement to achieve the parties’ intention set forth herein.

6.4          Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably necessary to effect the intent of the parties hereto. The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

6.5           Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood that all parties hereto need not sign the same counterpart. If any signature is delivered by PDF or electronic signature (including DocuSign), such signature shall create a valid and binding obligation of the party executing (or on whose behalf the signature is executed) with the same force and effect as if such PDF or electronic signature were an original thereof.

6.6           Entire Agreement; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof and (b) except as expressly set forth in this Agreement, are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder.

6.7           Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by a party hereto without the prior written consent of the other party hereto, and any such assignment without such prior written consent shall be null and void; provided that, notwithstanding anything herein to the contrary, the Investor may assign its rights and obligations under this Agreement to any Affiliate to which it transfers its shares of Compo PubCo Common Stock and such transferee shall be treated as the “Investor” for all purposes hereunder; provided, further, that it shall be a condition to any such transfer that the transferee execute an agreement stating that the transferee is receiving and holding the Compo PubCo Common Stock subject to the provisions of this Agreement.

6.8           Governing Law; Venue; Waiver of Jury Trial.

(a)            This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state’s principles of conflicts of law. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Delaware Court of Chancery, and to the extent the Delaware Court of Chancery rejects jurisdiction, in any state or federal court located in the County of New Castle, State of Delaware, and in each case appellate courts therefrom (collectively, the “Delaware Courts”), in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waives, and agrees not to assert, as a defense in any proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such proceeding shall be heard and determined in the Delaware Courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such proceeding by registered or certified mail in the manner provided in Section  6.2 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof. Nothing herein shall affect the right of a party hereto to commence proceedings against the other party hereto in any other jurisdiction to enforce orders obtained in any proceeding brought in accordance with this Section 6.8(a).

(b)           EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WITH AND UPON THE ADVICE OF COMPETENT COUNSEL IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

6.9           Remedies Cumulative. Except as otherwise provided or limited herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. The parties hereto agree that irreparable damage would occur, and that the parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek specific enforcement of the terms and provisions hereof, without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity. Each party agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

6.10         Descriptive Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

6.11         Inconsistent Agreements. Neither Compo PubCo nor the Investor shall enter into any agreement or side letter with, or grant any proxy to, the Investor, Compo PubCo or any other Person (whether or not such proxy, agreements or side letters are with affiliates of the Investor, holders of shares of Compo PubCo Common Stock that are not parties to this Agreement or otherwise) that conflicts with the provisions of this Agreement or which would obligate such Person to breach any provision of this Agreement.

The remainder of this page intentionally left blank.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement by their authorized representatives as of the date first above written.

COMPO PUBCO:

CompoSecure, Inc.

By:
Name:
Title:

[Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement by their authorized representatives as of the date first above written.

INVESTOR:

[•]

By:
Name:
Title:

[Signature Page to Investor Rights Agreement]